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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number 001-12470



                           Camco International Inc.
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            (Exact name of registrant as specified in its charter)

                                 7030 Ardmore
                             Houston, Texas  77054
                                (713) 747-4000
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              (Address, including zip code, and telephone number,
                including area code, of registrant's principal
                              executive offices)

                    Common Stock, par value $.01 per share
           Rights to Purchase Common Stock, par value $.01 per share
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           (Title of each class of securities covered by this Form)

                                     None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)       [X]     Rule 12h-3(b)(1)(ii)     [_]
       Rule 12g-4(a)(1)(ii)      [_]     Rule 12h-3(b)(2)(i)      [_]
       Rule 12g-4(a)(2)(i)       [_]     Rule 12h-3(b)(2)(ii)     [_]
       Rule 12g-4(a)(2)(ii)      [_]     Rule 15d-6               [_]
       Rule 12h-3(b)(1)(i)       [X]

          Approximate number of holders of record as of the certification or notice date: One
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          Pursuant to the requirements of the Securities Exchange Act of 1934,
Camco International Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 22, 1998            CAMCO INTERNATIONAL INC.


                                    By:   /s/ Ronald R. Randall
                                          Ronald R. Randall
                                          General Counsel and Secretary

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